Exhibit 10.11

Software License Agreement

Party A (Authorizing Party): Zhenglian Technology (Shenzhen) Co., Ltd.

Tel: 0755-86538929

Address: 2001-2009, Haowei Technology Building, No. 2, South 8th Keji Road, Gaoxin Community, Yuehai Street, Nanshan District, Shenzhen

Party B (Authorized Party): ZeroLimit Digital Technology Co., Ltd.

Tel: 15007462720

Address: 2008, Haowei Technology Building, No. 2, South 8th Keji Road, Gaoxin Community, Yuehai Street, Nanshan District, Shenzhen

In accordance with the relevant provisions of the Civil Code of the People's Republic of China and related laws and regulations, Party A and Party B, on the basis of equality, voluntariness, fairness, and good faith, and through full consultation, have reached the following agreement for both parties to comply with:

Article 1

Party A authorizes Party B to continue using its developed software, namely “Distributed Cloud Disk Software”, “Distributed Domain Name Software”, “Rushujiazhen Software”, “Huashengren Software” (hereinafter referred to as the "Software") along with related documentation. Party B may promote its products, services, brands, and related activities through various channels using the Software.

Article 2

While operating the software products, Party B has the right to use the Software and enjoy the associated legal rights. Throughout the period of software usage, Party B shall comply with the relevant laws and regulations of China and shall not perform any modifications, reverse engineering, or any other activities not stipulated in the contract.

Article 3

The ownership, copyright, and other intellectual property rights of the Software and related documentation belong to Party A. Party B shall not infringe upon Party A's intellectual property rights.

Article 4

This agreement is valid from March 1, 2024, to February 28, 2025. Upon expiration, both parties may negotiate a renewal based on the actual situation. If no renewal is needed, Party B shall cease using the Software upon the expiration of the term.

Article 5 Fees and payments

5.1  Party B shall settle and pay the software license fee every six months. Specifically, Party B shall pay the software license fee for the period from March 1, 2024, to August 31, 2024, by September 30, 2024, in the amount of RMB ¥120,000.00 (one hundred and twenty thousand yuan). Party B shall pay the software license fee for the period from September 1, 2024, to February 28, 2025, by March 31, 2025, in the amount of RMB ¥120,000.00 (one hundred and twenty thousand yuan). If Party B fails to pay the software license fee on time, Party A has the right to suspend Party B's software authorization.

5.2  Upon mutual agreement between Party A and Party B, the total software license fee for the period from March 1, 2024, to February 28, 2025, is RMB

¥240,000.00 (two hundred and forty thousand yuan).

5.3 Party A agrees that Party B shall pay the software license fee via bank transfer. The designated bank account information for receiving the payment is as follows:

Payee Name: Zhenglian Technology (Shenzhen) Co., Ltd.

Payee Account: XXXXXXX

Payee Bank: Bank of China, Shenzhen Shennan Branch

5.4  Within 5 days of receiving Party B's payment, Party A shall issue a valid invoice to Party B. Party B's invoicing information is as follows:

Company Name: ZeroLimit Digital Technology Co., Ltd.

Bank: China Merchants Bank Shenzhen Sihai Branch

Account: XXXXXXX

Tax Identification Number: XXXXXXXXXXXXXXXXXX

Address: 2008, Haowei Technology Building, No. 2, South 8th Keji Road, Gaoxin Community, Yuehai Street, Nanshan District, Shenzhen

Phone: 15007462720

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Article 6

During the software usage period, if Party B discovers any defects in the software that are not attributable to the design or testing by Party A, Party B shall promptly notify Party A and cooperate in investigating and resolving the issues.

Article 7

Party A has the right to upgrade and revise the software based on actual usage conditions and provide Party B with updated versions and patches.

Article 8

Both parties shall ensure the legality and authenticity of signing this agreement. Neither party shall violate the terms to exercise the rights stipulated in this agreement.

Article 9

During the software usage period, any breach of this agreement by either party will be considered a breach of contract. The breaching party shall be liable for compensation for any losses caused to the non-breaching party, including but not limited to attorney fees, arbitration fees, security fees, and preservation fees incurred by the non-breaching party in pursuing the breach.

Article 10 Confidentiality

10.1  Any technical and business information provided by either party to the other for the execution of this agreement constitutes confidential information unless the providing party explicitly indicates that the information is non-confidential. The receiving party shall not disclose or allow any third party to access the confidential information without the consent of the providing party.

10.2    This confidentiality obligation is a statutory ancillary obligation of this agreement’s performance. The confidentiality obligations shall not be waived due to the termination of this agreement.

Article 11 Delivery

11.1   The addresses, contact persons, and communication terminals confirmed by both parties at the beginning of this agreement shall be legally effective delivery methods. Any documents, legal instruments, etc., delivered to these addresses by either party shall be considered effectively delivered. If one party provides a false address or changes the contact address without written notice to the other party, and if delivery is unsuccessful, the party providing the false address or changing the contact address shall bear the legal consequences of the failed delivery.

11.2    In any disputes arising from the performance of this agreement, Party B agrees that judicial authorities (including but not limited to courts and arbitration institutions) can deliver legal documents (including but not limited to litigation and arbitration documents) via modern communication methods such as SMS and email, or by mail to the addresses specified in this agreement.

Article 12

This agreement shall take effect upon being sealed by both parties and shall be legally binding. Unless stipulated in the agreement or by law, neither party shall arbitrarily modify, terminate, or rescind this agreement.

Article 13

Any disputes arising from the execution of this agreement or related to this agreement shall be resolved through friendly negotiation between both parties. If the negotiations fail, both Party A and Party B have the right to apply for arbitration with the Shenzhen International Arbitration Court.

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Article 14 Miscellaneous

14.1             Any matters not covered in this agreement shall be subject to separate negotiations and the signing of supplementary agreements. If there are differences between the supplementary agreement and this agreement, the supplementary agreement shall prevail.

14.2            The annexes to this agreement are an integral part of this agreement and have the same legal effect as this agreement.

14.3          This agreement is made in duplicate, with each party holding one copy, both of which have the same legal effect.

(No text below)

Party A (seal)	Party B (seal)

Date	Date

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